Exhibit 10.1

HALLMARK FINANCIAL SERVICES, INC.

777 Main Street, Suite 1000

Fort Worth, Texas 76102

September 25, 2014

Mark J. Morrison

1516 Stone Drive

Carrollton, Texas 75010-1146

Re:	Termination of Employment with Hallmark Financial Services, Inc. and subsidiaries (collectively, the “Company”)

Dear Mark:

The purpose of this letter agreement (this “Agreement”) is to document our agreement regarding the termination of your employment with the Company effective September 25, 2014 (the “Effective Date”). You will also cease to be an officer or director of the Company as of the Effective Date.

Both you and the Company desire to avoid any disputes concerning your employment with the Company and the termination of such employment. Therefore, the Company is offering to you a severance package on the terms of set forth in this Agreement.

1. SEVERANCE PACKAGE. In consideration for your agreement to the terms of this Agreement, the Company will provide you with the following (the “Severance Package”):

(i)	The Company will continue to pay (the “Separation Pay”) your current base salary of $34,167 per month until the earlier of (a) the date that you accept employment with any other employer, (b) the date you perform compensable services of any type for any person or entity engaged in any aspect of the property/casualty insurance business, or (c) the first anniversary of the Effective Date (in the applicable case, the “Separation Pay Period”). The Separation Pay will be paid to you in semi-monthly payments, less appropriate federal withholding, social security and Medicare taxes.

(ii)	Your annual allotment of unused vacation days through December 31, 2014, will be paid to you promptly following the Effective Date.

(iii)	Your current medical and dental benefits, if any, will continue at the Company’s expense during the Separation Pay Period. Thereafter, you may be eligible to continue your current medical insurance coverage pursuant to COBRA. You will be notified of the procedures to access any such COBRA coverage by separate correspondence.

(iv)	Your participation in Life, Short Term and Long Term Disability Insurance Plans, if any, will continue at the Company’s expense during the Separation Pay Period.

(v)	The Severance Package is in lieu of any other severance pay or benefits that might otherwise be available to you under applicable Company policies, if any. You hereby acknowledge that the Severance Package includes payments to which you are not otherwise entitled.

Mark J. Morrison

September 25, 2014

2. ACCRUED BENEFITS. Whether or not you execute this Agreement, the Company will (a) pay you all compensation accrued through the Effective Date, and (b) reimburse you for all customary business expenses through the Effective Date for which you have provided appropriate supporting documentation on or before October 10, 2014. Except as provided in the Severance Package, all other employee benefits will cease as of the Effective Date; provided however, this provision will not affect any vested rights you may have in any retirement or savings plans in which you are participating as of the Effective Date.

3. COOPERATION. You agree to execute such documentation as the Company may deem appropriate reflecting the termination of all offices or directorships you hold in the Company.

4. RELEASE. As of the date you execute this Agreement, in exchange for the benefits contained in the Severance Package, you, for yourself and your heirs, successors and assigns, hereby release, waive, hold harmless, and discharge the Released Parties (as defined below) from any and all claims, liabilities, and obligations, known and unknown, arising out of or relating to your employment relationship with the Company, or the termination of such employment relationship, with respect to any federal, state, or municipal statute, regulation, or ordinance, including but not limited to the Civil Rights Act of 1866, the Civil Rights Act of 1964, the Civil Rights Act of 1991, The Age Discrimination in Employment Act of 1967 (as amended by the Older Workers Benefit Protection Act) or the Americans with Disabilities Act of 1990, and under common law, in contract, tort or other theories of recovery. Nothing in this Agreement shall prohibit you from initiating or participating in a proceeding before any state or federal agency involving your employment relationship, provided that you waive any monetary benefits or other relief against the Released Parties resulting or arising from any such proceeding. This release provision shall not affect any rights you may have in any retirement or savings plans in which you are participating as of the Effective Date nor to any wages due you as of the Effective Date. This release shall not apply to the breach by the Company of any of the terms and conditions of this Agreement.

Mark J. Morrison

September 25, 2014

“Released Parties” as used herein means (a) Hallmark Financial Services, Inc. and its direct and indirect subsidiaries, affiliates, divisions, and subdivisions, (b) all of the respective past, present and future shareholders, partners, directors, officers, employees, fiduciaries, agents and representatives of the entities listed in the foregoing clause (a); and (c) all of the respective successors and assigns of the entities and individuals listed in the foregoing clauses (a) and (b).

You represent and warrant that you have not assigned to any third party any claim involving any of the Released Parties or authorized any third party to assert on your behalf any claim against any of the Released Parties. You agree that, if a third party asserts a claim against the Released Parties on your behalf, you will not accept any benefits or damages relating or arising out of such claim.

5. COVENANT NOT TO SUE. You hereby covenant and agree that you will not bring any cause of action against the Released Parties relating to your employment by, or termination of employment with, the Company, nor allow any such cause of action to be brought on your behalf.

6. RETURN OF PROPERTY. You represent that you will, on or before October 10, 2014, return to the Company all items in your possession or under your control which are owned by the Company including, but not limited to (i) any equipment or personal property, (ii) all written business information which is confidential or proprietary in nature, and (iii) all business related electronic information and data.

7. CONFIDENTIAL INFORMATION. You hereby acknowledge that, during your employment with the Company, you have had access to certain trade secrets, proprietary and confidential information of the Company. You further acknowledge that such information constitutes valuable, special and unique property of the Company. You covenant and agree that you will not, without the Company’s express written consent, directly or indirectly disclose to any unauthorized person, nor use for your own benefit or the benefit of any other person, any of the Company’s confidential or proprietary information or trade secrets including, without limitation, lists, analyses, studies, plans, financial data, technology, programs, flow charts, information regarding customers, products, techniques, methods, projects or strategies or any other business information or plans.

8. NON-INTERFERENCE. You covenant and agree that, for a period of one (1) year period following the Effective Date, you will not directly or indirectly induce or attempt to persuade any employee, consultant, agent, business partner, customer or client of the Company to terminate their/its relationship with the Company without the express written consent from the Company.

9. NO ADMISSION OF LIABILITY. The furnishing of the Severance Package under this Agreement will not be deemed to be an admission of any liability by the Company.

10. NON-DISPARAGEMENT. Both you and the Company covenant and agree that neither party will in the future disparage the reputation or business acumen of the other party or any of the Released Parties.

Mark J. Morrison

September 25, 2014

11. CODE SECTION 409. If any provision of this Agreement (or of any award of compensation) would cause you to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company will attempt to reform such provision to avoid such result; provided that the Company will (a) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code, and (b) notify and consult with you regarding such amendments or modifications prior to the effective date of any such change.

12. INJUNCTIVE RELIEF. You acknowledge that it would be difficult to measure any damages caused to the Company which might result from any breach by you of the provisions set forth in this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you acknowledge that if you breach, or threaten to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. This provision shall survive the termination of this Agreement.

13. LAW. This Agreement is governed by, and shall be construed and enforced in accordance with, the laws of the State of Texas.

14. BINDING AGREEMENT. This Agreement is binding both you and the Company and our respective representatives, heirs, successors and assigns.

15. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties regarding the termination of your employment with the Company. Unless otherwise specifically provided in this Agreement, this Agreement will not be amended by either party without the express written consent of both parties.

16. REPRESENTATIONS. By signing below, you represent that you have fully read and understood this Agreement and have freely and voluntarily entered into this Agreement.

17. EXECUTION AND REVOCATION PERIODS. You are hereby advised to consult an attorney before signing this Agreement. This Agreement may be accepted in the following manner:

(i)	You will have twenty-one (21) calendar days from the date of your receipt of this Agreement to consider the terms and conditions of this Agreement. If the parties mutually agree to change any of the terms contained in this Agreement (whether or not the changes are material), the 21-day period will not be restarted but will continue without interruption.

(ii)	You may evidence your acceptance of the terms and conditions of this Agreement by executing, dating and returning to the Executive Chairman of the Company a copy of this Agreement at any time during such 21-day period. If you sign this Agreement before the 21-day period expires, your signature will constitute (a) your agreement to knowingly and voluntarily accept this Agreement prior to the conclusion of the 21-day period, (b) your representation and warranty that the Company has not promised you anything or made any representations to you that are not contained in this Agreement, and (c) your representation and warranty that the Company has not threatened to withdraw or alter the Severance Package contained in this Agreement prior to the expiration of the 21-day period.

Mark J. Morrison

September 25, 2014

(iii)	If you timely sign, date and return this Agreement to the Executive Chairman of the Company, you will thereafter have seven (7) calendar days in which to revoke your acceptance of this Agreement (the “Revocation Period”). This Agreement will not become effective or enforceable until the Revocation Period has expired without revocation by you.

(iv)	Any revocation during the Revocation Period must be submitted in writing to the Executive Chairman of the Company and state, “I hereby revoke my acceptance of the agreement with Hallmark Financial Services, Inc. reflected in the letter to me dated September 25, 2014, and previously signed by me.” The revocation must be delivered by hand delivery or U.S. mail addressed to the Executive Chairman of the Company, Mark E. Schwarz, at 200 Crescent Court, Suite 1400, Dallas, Texas 75201, and be postmarked within seven (7) calendar days following your execution of this Agreement. If the last day of the Revocation Period is a Sunday or a legal holiday in the State of Texas, then the Revocation Period shall not expire until the next following day which is not a Sunday or a legal holiday.

PLEASE READ THE FOLLOWING CAREFULLY BEFORE SIGNING.  THIS AGREEMENT CONTAINS A RELEASE OF ALL CLAIMS.

YOU ARE ADVISED THAT YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT.  YOU ARE ALSO ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

YOU MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY YOU SIGN THIS AGREEMENT.  ANY REVOCATION WITHIN THIS REVOCATION PERIOD MUST BE SUBMITTED, IN WRITING, TO MARK E. SCHWARZ, 200 CRESCENT COURT, SUITE 1400, DALLAS, TEXAS 75201, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF THE AGREEMENT WITH HALLMARK FINANCIAL SERVICES, INC. REFLECTED IN THE LETTER TO ME DATED SEPTEMBER 25, 2014, AND PREVIOUSLY SIGNED BY ME.”  THE REVOCATION MUST BE PERSONALLY DELIVERED TO MR. SCHWARZ OR HIS DESIGNEE, OR MAILED TO MR. SCHWARZ AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER YOU SIGN THIS AGREEMENT.

YOU AGREE THAT ANY MUTUALLY AGREED UPON MODIFICATIONS, MATERIAL OR OTHERWISE, TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY PERIOD FOR YOUR CONSIDERATION OF THIS AGREEMENT.

Mark J. Morrison

September 25, 2014

YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST THE RELEASED PARTIES.

If you agree with the terms and conditions of this Agreement, please sign in the space indicated below and return the enclosed copy of the Agreement to the undersigned in the manner and within the time set forth herein.

Sincerely,

HALLMARK FINANCIAL SERVICES, INC.

By:
Mark E. Schwarz, Executive Chairman

ACCEPTED AND AGREED:

Mark J. Morrison

Date: